Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SUMTOTAL SYSTEMS, INC.

SumTotal Systems, Inc., a corporation organized under and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The original Certificate of Incorporation was filed with the Secretary of the State of Delaware on October 17, 2003, and was amended and restated on March 18, 2004. The corporation was originally incorporated under the name Hockey Merger Corporation.

B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time, (the “DGCL”), this Amended and Restated Certificate of Incorporation restates and amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

C. This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation in accordance with Sections 242 and 245 of the DGCL.

D. This Amended and Restated Certificate of Incorporation has been duly approved by the sole stockholder of the Corporation in accordance with Sections 242 and 245 of the DGCL.

E. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

FIRST. The name of the Corporation is SumTotal Systems, Inc.

SECOND. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH. The total number of shares which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, and the par value of each of such shares is one cent ($0.01).

FIFTH. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation.

SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

SEVENTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article SEVENTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

EIGHTH. Capitalized terms used but not otherwise defined in this Article EIGHTH are defined in Part F of this Article EIGHTH.

A. In recognition of the fact that the Corporation, Vista Equity Partners, Portfolio Companies or directors, officers, employees or affiliates of Vista Equity Partners or Portfolio Companies, acting in their capacities as such, may currently engage in, and may in the future engage in, the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Vista Equity Partners and Portfolio Companies (including possible service of directors, officers and employees of Vista Equity Partners, affiliates of Vista Equity Partners or Portfolio Companies as directors, officers and employees of the Corporation), the provisions of this Article EIGHTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Authorized Persons and their directors, officers and employees, acting in their capacities as such, and the powers, rights, duties and liabilities of the Corporation and its directors, officers, employees and stockholders in connection therewith. In furtherance of the foregoing, the Corporation renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity not allocated to it pursuant to this Article EIGHTH to the fullest extent permitted by Section 122(17) of the DGCL.

B. To the fullest extent permitted by applicable law, no director, officer, employee, or stockholder of the Corporation, in such capacity, that is an Authorized Person or a director, officer, or employee of an Authorized Person, acting in his or her capacity as such, shall have any obligation to the Corporation to refrain from competing with the Corporation, making investments in competing businesses or otherwise engaging in any commercial activity that competes with the Corporation, which in each case is not a Restricted Opportunity. To the fullest extent permitted by applicable law, the Corporation shall not have any right, interest or expectancy with respect to any such particular investments or activities, which in each case is not a Restricted Opportunity, undertaken by any Authorized Person or any director, officer or employee of an Authorized Person, acting in his or her capacity as such, such investments or activities, which in each case is not a Restricted Opportunity, shall not be deemed wrongful or improper, and no such person shall be obligated to communicate, offer or present any potential transaction, matter or opportunity to the Corporation, which in each case is not a Restricted Opportunity, even if such potential transaction, matter or opportunity is of a character that, if presented to the Corporation, could be taken by the Corporation.

C. Nothing in this Article EIGHTH shall limit or otherwise prejudice any contractual rights the Corporation may have or obtain against any Authorized Person or any director, officer, or employee of any Authorized Person.

D. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding capital stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article EIGHTH.

E. Neither the alteration, amendment or repeal of this Article EIGHTH nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article EIGHTH shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

F. Definitions:

“Authorized Person” shall mean Vista Equity Partners, any Portfolio Company, any affiliate of Vista Equity Partners or any Portfolio Company, any successor by operation of law (including by merger) of Vista Equity Partners or any Portfolio Company, and any person or entity which acquires all or substantially all of the assets of Vista Equity Partners or any Portfolio Company in a single transaction or series of related transactions.

“Portfolio Company” shall mean a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company or an unincorporated organization that, in any such case, is controlled directly or indirectly by any investment fund managed by Vista Equity Partners or an affiliate thereof.

“Restricted Opportunity” shall mean a transaction, matter or opportunity offered to a person in writing solely and expressly by virtue of such Authorized Person or a director, officer, or employee of an Authorized Person being a member of the Board of Directors or an officer or an employee of the Corporation. In the event that an Authorized Person or any director, officer or employee of an Authorized Person, acting in his or her capacity as such, acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Authorized Person and the Corporation, but is not a Restricted Opportunity, the Authorized Person and the directors, officers and employees of the Authorized Person, acting in their capacities as such, shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that an Authorized Person or any director, officer, or employee of an Authorized Person, acting in his or her capacity as such, pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation, and the Corporation hereby renounces any interest or expectancy in such corporate opportunity.

“Vista Equity Partners” shall mean Vista Equity Partners III, LLC.

NINTH. The Corporation expressly elects not to be governed by Section 203 of the DGCL.

TENTH. This Amended and Restated Certificate of Incorporation shall be effective upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of the State of Delaware.

IN WITNESS WHEREOF, SumTotal Systems, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by the President of SumTotal Systems, Inc. on this 21st day of July 2009.

By:	/s/ Barbara D. Stinnett
Barbara D. Stinnett President